EXHIBIT 10(a)
SEVERANCE AGREEMENT AND GENERAL RELEASE
     This Severance Agreement and General Release (“Agreement”) is entered into by and between Mark A. Sarvary (“Employee”) and Campbell Soup Company (“the Company”).
     WHEREAS, the Company has decided to sever its employment relationship with Employee effective November 2, 2007 (“Termination Date”); and
     WHEREAS, in consideration of Employee’s signing this Agreement and releasing the Company from any and all claims which employee might have against it, the Company will, upon the termination of Employee’s employment, provide Employee with the severance pay and benefits set forth below;
     NOW, THEREFORE, in exchange for the promises, payments and benefits described in this Agreement, the parties execute this Agreement in favor of and for the benefit of the other as follows:
     1. Severance. The Company agrees to continue Employee’s current base salary, in Periodic Payments (less required payroll taxes and other withholdings and deductions), for a 24-month period (“Severance Period”), beginning subsequent to Employee’s Termination Date, provided that Employee does not during the Severance Period accept employment or a consulting assignment, directly or indirectly, with or for a Competitor of the Company, as that term is defined in this paragraph. If Employee accepts employment or a consulting assignment with or for a Competitor, directly or indirectly, or otherwise engages in competition with the Company, in any manner, all payments and benefits otherwise provided under this Agreement will cease. For the purpose of this Agreement, a Competitor of the Company is defined to mean any person, business, firm, corporation or other enterprise engaged in, or about to become engaged in, the production, marketing or selling of any product or service which resembles or competes with a product or service produced, marketed or sold by the Company (or to Employee’s knowledge was under development by the Company), or any of the Company’s parent, subsidiary, or affiliated entities.
          (a) Periodic Payments shall be made at such time as Employee would have received regular salary payments had Employee continued to be employed by the Company at an annual base salary rate of $635,000 (“Periodic Payments”), except that, depending on when Employee returns the signed Agreement to the Company, it may take an additional payroll cycle for Periodic Payments to commence. Further, in no case shall Periodic Payments commence unless and until the expiration of the Revocation Period, as described in Paragraph 14 below, after Employee signs and returns this Agreement to the Company. Employee’s coverage will be continued under the Company’s group life and group medical insurance plans during the time period that Employee receives Periodic Payments under this Agreement (provided Employee makes required contributions); all other benefits coverage shall cease. If Employee obtains employment while Periodic Payments are being made, Employee hereby agrees to so notify the Company in writing, and the Company benefits coverage will cease at the time that Employee becomes eligible for benefits coverage from a new employer. Any Periodic Payments that the Company can not make in the first six months of the Severance Period because of the limitations of Internal Revenue Code section 409A, will be made shortly after the end of the first six months.
          (b) The amount of severance paid to Employee will count toward accrual of benefits and vesting under the Campbell Soup Company Mid-Career Hire Pension Plan and the Campbell Soup

Company Retirement and Pension Plan for Salaried Employees and vesting under the Campbell Soup Company Savings Plus Plan for Salaried Employees.
          (c) The Company agrees that, in the event of Employee’s death, all remaining severance pay due under this Agreement will be paid to Employee’s estate.
     2. Release.
          (a) Employee hereby forever releases and discharges the Company and its parent, subsidiary and affiliated entities, and each of their past, present and future officers, directors, shareholders, agents, employees and insurers, and their successors and assigns (“Releasees”), from any and all complaints, charges, claims, liabilities, demands, debts, accounts, obligations, promises, suits, actions, causes of action, and demands in law or equity, including claims for damages, attorney fees or costs, whether known or unknown, which Employee now has or claims to have, or which Employee at any time may have had or claimed to have, or which Employee at any time hereafter may have, or claim to have, arising at any time in the past to and including the date of this Agreement, including, but without limiting the generality of the foregoing, any matters relating in any way to Employee’s employment relationship or the cessation of that employment relationship with the Company.
          (b) The claims, rights and obligations that Employee is releasing herein include, but are not limited to: (i) those for wrongful discharge, breach of contract, breach of implied contract, breach of implied covenant of good faith and fair dealing, and any other common law or statutory claims now or hereafter recognized; and (ii) those for discrimination (including but not limited to claims for discrimination, harassment or retaliation on account of sex, age, handicap, medical condition or disability, national origin, race, color, religion, sexual orientation, or veteran status) which Employee might have or might have had under the federal Age Discrimination in Employment Act, Title VII of the Civil Rights Act, and any other federal, state or local laws prohibiting discrimination, harassment or retaliation in employment. BY SIGNING THIS AGREEMENT, EMPLOYEE AGREES TO GIVE UP OR WAIVE ANY RIGHTS OR CLAIMS WHICH EMPLOYEE MAY HAVE UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, 29 U.S.C. §621 et. seq., OR ANY OTHER STATUTE OR OTHER LAW, WHICH IS BASED ON ACTIONS OF RELEASEES WHICH OCCURRED UP THROUGH THE DATE THAT EMPLOYEE SIGNS THIS AGREEMENT.
          (c) Employee further acknowledges and agrees that this Agreement shall operate as a complete bar to recovery in any and all litigation, charges, complaints, grievances or demands of any kind whatsoever now pending or now contemplated by Employee, or which might at any time be filed by Employee, including, but without limiting the generality of the foregoing, any and all matters arising out of or in any manner whatsoever connected with the matters set forth in Paragraph 2(a) above. Each and all of the said claims are hereby fully and finally settled, compromised and released.
          (d) Employee further acknowledges and agrees that neither Employee, nor any person, organization, or other entity on Employee’s behalf, will file, claim, sue or cause or permit to be filed or claimed, or join in any claims, as an individual or as a class member, any action for legal or equitable relief (including damages and injunctive, declaratory, monetary or other relief), involving any matter or related in any way to Employee’s employment relationship or the cessation of Employee’s employment relationship with the Company, or involving any continuing effects of any acts or practices that may have arisen or occurred during Employee’s employment relationship with the Company.

          (e) Nothing in this Paragraph 2 is intended to operate as a release, waiver or forfeiture of Employee’s rights, and the Company’s obligations, under
               (i) any of the Company’s employee benefit plans in which Employee has been a participant, including, but not limited to, the Campbell Soup Company Mid-Career Hire Pension Plan, Campbell Soup Company Retirement and Pension Plan for Salaried Employees and the Campbell Soup Company Savings Plus Plan for Salaried Employees;
               (ii) any health and welfare benefits to which Employee may in the future be entitled under COBRA or comparable federal or state law or regulation; or
               (iii) any state workers’ compensation act or statute.
Subject to the terms of Paragraph 1(a) of this Agreement, upon the termination of Employee’s employment with the Company, Employee’s rights under the applicable employee benefit plans of the Company will be determined in accordance with the terms of those plans. Employee acknowledges that awards of additional compensation under the Campbell Soup Company Annual Incentive Plan are subject to the sole discretion of the Compensation and Organization Committee of the Company’s Board of Directors.
     3. Inquiries.
          (a) In the event that inquiries are made by prospective employers concerning Employee’s employment with the Company, Employee and the Company agree to use their best efforts to refer those inquiries to the Company’s Human Resources Department.
          (b) Employee will not take any action or make any statement, whether orally or in writing, which, in any manner, disparages or impugns the reputation or goodwill of the Company, its Directors or officers, or other Releasees.
     4. Successors and Assigns. This Agreement shall bind the Company and Employee, and also all of their respective family members, heirs, administrators, representatives, successors, assigns, officers, directors, agents, employees, shareholders, affiliates, predecessors, and also all other persons, firms, corporations, associations, partnerships and entities in privity with or related to or affiliated with any such person, firm, corporation, association, partnership or entity.
     5. Effect of Agreement. Employee acknowledges and agrees that this Agreement is not and shall not be construed as an admission of violation of any federal, state or local statute, ordinance or regulation, or of any duty or obligation the Company owes or owed to Employee, and that Employee’s execution of this Agreement is a voluntary act to provide an amicable conclusion to Employee’s employment relationship with the Company.
     6. Confidentiality of Agreement. Employee expressly agrees that the terms and conditions of this Agreement will not be disclosed to any individual, entity or organization not a party to this Agreement, other than Employee’s immediate family, legal counsel or tax advisors, unless such disclosure shall be required by law (or shall be necessary or desirable in connection with the defense of any lawsuit). Notwithstanding the foregoing, Employee may explain such non-disclosure by referring to this confidentiality obligation.

     7. Confidentiality of Proprietary Information. Employee acknowledges and agrees that in the course of employment with the Company, Employee has acquired confidential or proprietary information relating to the business of the Company and/or its affiliates. Employee expressly agrees that Employee will keep secret and safeguard all such information, and will not, at any time, in any form or manner, directly or indirectly, divulge, disclose or communicate to any person, firm, corporation or other entity any such information without the direct written authority of the Company. This Agreement incorporates by reference all of the provisions of any of the following agreements which Employee may have signed previously: Patent-Trade Secret Agreement, Employee Agreement, Non-Competition Agreement, Employee Agreement Relating To Confidential and Proprietary Information, Confidential and Proprietary Information Agreement and/or any other agreement which by its terms prohibits Employee’s employment or involvement with certain companies or activities after the termination of Employee’s employment with the Company. The parties hereby stipulate that, as between them, the foregoing matters are material and confidential, and gravely affect the effective and successful conduct of the business of the Company and its goodwill, and that the Company is entitled to an injunction by any competent court to enjoin and restrain the unauthorized disclosure of such information.
     8. Return of Company Property.
          (a) Upon signing this Agreement, Employee agrees to return to the Company any and all Company property, including but not limited to office, desk and file cabinet keys, Company identification/pass cards, Company-provided credit cards issued to Employee, Company-owned equipment (including computers and printers), and any other Company property in the possession of Employee or Employee’s agents on or before October 5, 2007. Employee acknowledges and represents that Employee has surrendered and delivered to the Company all files, papers, data, documents, lists, charts, photographs, computer records, equipment, discs or any other records, relating in any manner to the business activities of the Company or its affiliates, which were created, produced, reproduced or utilized by the Company, or any of the Releasees, or by Employee during the term of Employee’s employment relationship with the Company.
          (b) Employee also agrees to repay any monies owed to the Company, including loans, advances, charges or debts incurred by Employee, or any other amounts owed to the Company, on or before Employee’s last day of work.
     9. Competency of Employee. Employee acknowledges, warrants, represents and agrees that in executing and delivering this Agreement, Employee does so freely, knowingly and voluntarily and that Employee is fully aware of the contents and effect thereof and that such execution and delivery is not the result of any fraud, duress, mistake or undue influence whatsoever.
     10. Unknown or Mistake in Facts. It is acknowledged and understood by the parties that the facts with respect to this Agreement as given may hereafter turn out to be other than or different from the facts in that connection now known to them or believed by them to be true, and the parties therefore expressly assume the risk of the facts being different and agree that this Agreement shall be in all respects effective and not subject to termination or rescission by any such difference in facts. In addition, it is acknowledged, understood and agreed by Employee that should the Company determine that Employee has breached Employee’s fiduciary obligations to the Company (or any affiliated corporate entity), or engaged in any unethical, dishonest or fraudulent act which affects, or has affected the Company (or any affiliated corporate entity), that the Company reserves the right, in its sole discretion, to terminate or suspend all payments or benefits remaining to be paid by the Company under this Agreement. In addition, the Company may seek all other remedies and relief allowed by law.

     11. Savings Clause. It is acknowledged and agreed by the parties that should any provision of this Agreement be declared or be determined to be illegal or invalid by final determination of any court of competent jurisdiction, the validity of the remaining parts, terms or provisions of this Agreement shall not be affected thereby, and the illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement.
     12. Enforcement. The parties expressly agree that this Agreement constitutes a binding contract. If Employee breaches any term of this Agreement, or violates any of Employee’s obligations under this Agreement, the Company may, at its option, terminate or suspend all payments or benefits remaining to be paid by the Company under this Agreement. In addition, the Company may seek all other remedies and relief allowed by law.
     13. Entirety of Agreement; Modifications. Employee acknowledges and agrees that this document, and the attached Addendum, if any, contains the entire agreement and understanding concerning the subject matter between Employee and the Company, and that it supersedes and replaces all prior agreements, whether written or oral, except for the agreements referred to in Paragraph 7 of this Agreement, which are incorporated herein by reference. Employee also represents that Employee has not executed this instrument in reliance on any promise, representation or statement not contained herein. This Agreement may not be modified except by a writing signed by each of the parties hereto, or their duly authorized representatives.
     14. Effective Date. It is acknowledged and agreed that Employee has had twenty-one (21) days to consider this Agreement before signing it. Further, Employee has the right to revoke this Agreement within seven (7) days after signing this Agreement (the “Revocation Period”). This Agreement will not become effective or enforceable, and Employee will not receive any of the severance pay and benefits described in this Agreement, until after the Revocation Period has expired. To revoke this Agreement, Employee must send a letter to the attention of John J. Furey, at 1 Campbell Place, Camden, NJ 08103. The letter must be postmarked within seven (7) days of Employee’s execution of this Agreement. If the seventh day is a Sunday or federal holiday, then the letter must be postmarked on the following business day. If Employee revokes this Agreement on a timely basis, Employee shall not be eligible for the payments and other benefits described in this Agreement.
     15. Employee Rights. Employee acknowledges, represents and agrees to the following:
          (a) EMPLOYEE HAS BEEN ADVISED TO READ THIS ENTIRE AGREEMENT CAREFULLY AND TO CONSULT WITH AN ATTORNEY OF EMPLOYEE’S CHOICE PRIOR TO SIGNING THIS AGREEMENT;
          (b) Employee was given at least twenty-one (21) days to consider this Agreement before signing it;
          (c) Employee was advised, in writing, that Employee had a full seven (7) days after Employee signed this Agreement to revoke it, and that this Agreement would not become effective until that seven (7) day Revocation Period had run and Employee had not notified Company, in writing, that Employee has elected to revoke this Agreement;
          (d) Employee carefully read this Agreement prior to signing it, fully understands its terms, and signed it voluntarily;

          (e) Employee understands and agrees that Employee will receive severance pay and benefits in exchange for signing this Agreement, and that Employee would not have received severance pay and benefits if Employee had not signed this Agreement; and
          (f) EMPLOYEE UNDERSTANDS THAT, BY SIGNING THIS AGREEMENT, EMPLOYEE WILL LOSE THE RIGHT TO SUE RELEASEES, FOR ANY VIOLATION OF THE AGE DISCRIMINATION IN EMPLOYMENT ACT (the federal law which prohibits discrimination on the basis of age), OR ANY OTHER STATUTE OR OTHER LAW.
     16. Addendum. The three-page Addendum attached to this Agreement and signed by the parties is hereby incorporated herein by reference and made a part of this Agreement.

Campbell Soup Company

/s/ Mark Sarvary Employee	By:	/s/ John J. Furey

10/25/07		Vice President and Corporate Secretary

Date		Title

10/29/07 Date

EMPLOYEE: PLEASE SELECT AND COMPLETE ONE OF THE PARAGRAPHS BELOW.

I,                                         , have read all of the terms of this Agreement. I have been informed by the Company that I have the right to consult with an attorney who is not associated with the Company, at my own expense. I have been given sufficient time and opportunity to consult with an attorney, and I have voluntarily chosen not to do so. I understand the terms of this Agreement, including the fact that my employment relationship with the Company is permanently ended, and that the Agreement releases the Company forever from any legal action arising from my employment relationship with or my separation from the Company.

Employee’s Signature

Date

I, Mark Sarvary, prior to signing this Agreement, have consulted Maureen Binetti, Esq., of the law firm of Wilentz, Goldman & Spitzer P.A., located at Woodbridge, NJ, who reviewed the Severance Agreement and General Release and provided advice to me. I understand the terms of this Agreement, including the fact that my employment relationship with the Company is permanently ended, and that the Agreement releases the Company forever from any legal action arising from my employment relationship with or my separation from the Company.

/s/ Mark Sarvary Employee’s Signature

10/25/07 Date

ADDENDUM
SEVERANCE AGREEMENT AND GENERAL RELEASE
BETWEEN
CAMPBELL SOUP COMPANY
AND
Mark A. Sarvary
1. Employee will be eligible for prorata Annual Incentive Plan (AIP) Plan participation for fiscal 2008, as determined in accordance with the terms of Campbell Soup Company’s Annual Incentive Plan. Employee understands that any award of compensation which is payable under the AIP will be at the sole discretion of the Compensation and Organization Committee of the Company’s Board of Directors which is permitted to make performance related reductions in bonus payments. Decisions regarding bonus awards are normally made at the end of September.
2. Company will permit Employee to exercise, in accordance with the relevant plan and related agreements, any previously-granted unexercised stock options on or before the earlier of the expiration date of the options or three years from Employee’s Termination Date, November 2, 2010, provided that such options are, by their terms, exercisable on Employee’s Termination Date. In the event of Employee’s death, the special rules set forth in the relevant plan shall govern. In the event of any conflict between this Addendum and the relevant plan and related brochures, the relevant plan and related brochures will govern.
3. Employee was granted Restricted Shares (RS’s) under Campbell Soup Company’s 1994 Long-Term Incentive Plan (1994 LTIP) on September 25, 2003. At Termination Date, the Employee’s RS’s shall immediately be reduced by pro-ration for that portion of the restriction period during which Employee will not be a Company employee. Employee will be entitled to the delivery of such number of the remaining restricted shares as are earned pursuant to the applicable criteria, as determined in accordance with provisions of the FY’04 RS Plan and the 1994 LTIP. Any payment Employee may receive under the 1994 LTIP will be at the sole discretion of the Compensation and Organization Committee of the Board of Directors of Campbell Soup Company. Employee will be entitled to receive a prorated grant of 16,863 shares of stock as restricted shares, 11,600 of which have vested prior to termination, with the remaining 5,263 vesting on November 2, 2007. Applicable federal, state and local taxes will be withheld from the payment of any RS award. In the event of any conflict between this Addendum and the 1994 LTIP, the 1994 LTIP will govern.
4. Employee was granted Restricted Shares (RS’s) under Campbell Soup Company’s 2003 Long-Term Incentive Plan (2003 LTIP) on September 23, 2004. At Termination Date, the Employee’s RS’s shall immediately be reduced by pro-ration for that portion of the restriction period during which Employee will not be a Company employee. Employee will be entitled to the delivery of such number of the remaining restricted shares as are earned pursuant to the applicable criteria, as determined in accordance with provisions of the FY’05 RS Plan and the 2003 LTIP. Any payment Employee may receive under the 2003 LTIP will be at the sole discretion of the Compensation and Organization Committee of the Board of Directors of Campbell Soup Company. Employee will be entitled to receive a prorated grant of 30,793 shares of stock as restricted shares, 12,000 of which have vested prior to termination, with the remaining 18,793 vesting on November 2, 2007. Applicable federal, state and local taxes will be withheld from the payment of any RS award. In the event of any conflict between this Addendum and the 2003 LTIP, the 2003 LTIP will govern.

5. Employee was granted EPS Performance Shares (EPS) under The Campbell Soup Company 2003 Long-Term Incentive Plan (2003 LTIP) and FY’06 Long-Term Incentive (LTI) program on September 22, 2005. At Termination Date, the Employee’s EPS shares shall immediately be reduced by pro-ration for that portion of the restriction period during which Employee will not be a Company employee. Employee will be entitled to the delivery of such number of the remaining EPS shares as are earned pursuant to the applicable criteria, as determined in accordance with provisions of the FY’06 LTI program and the 2003 LTIP. Any payment Employee may receive under the 2003 LTIP will be at the sole discretion of the Compensation and Organization Committee of the Board of Directors of Campbell Soup Company. Employee will be entitled to receive a prorated grant of 15,493 shares of stock as restricted shares, 11,500 of which have vested prior to termination. Provided the EPS performance goal for the period has been met, the remaining 3,993 will vest on September 30, 2008. Applicable federal, state and local taxes will be withheld from the payment of any EPS award. In the event of any conflict between this Addendum and the 2003 LTIP and the FY’06 LTI program, the 2003 LTIP and FY’06 LTI program will govern.
6. Employee was granted Performance Restricted Stock (PS) under the 2003 LTIP and the FY’06 LTI program on September 22, 2005. At Termination Date, the Employee’s PS shares shall immediately be reduced by pro-ration for that portion of the restriction period during which Employee will not be a Company employee. Employee will be entitled to the delivery of such number of the remaining PS shares as are earned pursuant to the applicable criteria, as determined in accordance with provisions of the FY’06 LTI program and the 2003 LTIP. Any payment Employee may receive under the 2003 LTIP will be at the sole discretion of the Compensation and Organization Committee of the Board of Directors of Campbell Soup Company. Employee will be eligible to receive a prorated grant of 27,951 shares of performance restricted stock. The portion of this award banked prior to termination date, 26,833 shares, will vest on November 2, 2007. The precise number of shares earned will be based on the Company’s Total Shareowner Return (TSR) ranking during fiscal years 2006, 2007, and 2008, and the difference, if any, between currently banked shares and earned shares will vest on September 30, 2008. Applicable taxes will be withheld from the payment of any PS award. In the event of any conflict between this Addendum and the 2003 LTIP and the FY’06 LTI program, the 2003 LTIP and FY’06 LTI program will govern.
7. Employee was granted EPS Performance Shares (EPS) under the Campbell Soup Company 2005 Long-Term Incentive Plan (2005 LTIP) and the FY’07 LTI program on September 28, 2006. At Termination Date, the Employee’s EPS shares shall immediately be reduced by pro-ration for that portion of the restriction period during which Employee will not be a Company employee. Employee will be entitled to the delivery of such number of the EPS shares as are earned pursuant to the applicable criteria, as determined in accordance with provisions of the FY’07 LTI program and the 2005 LTIP. Any payment Employee may receive under the 2005 LTIP will be at the sole discretion of the Compensation and Organization Committee of the Board of Directors of Campbell Soup Company. Employee will be entitled to receive a prorated grant of 9,400 shares of stock as restricted shares, 4,940 of which have vested prior to termination. Provided the EPS performance goals for the respective periods have been met, the remaining shares will vest as follows: 2,676 on September 30, 2008 and 1,784 on September 30, 2009. Applicable federal, state and local taxes will be withheld from the payment of any EPS award. In the event of any conflict between this Addendum and the 2005 LTIP and FY’07 LTI program, the 2005 LTIP and FY’07 LTI program will govern.

8. Employee was granted Performance Restricted Stock (PS) under the 2005 LTIP and the FY’07 LTI program on September 28, 2006. At Termination Date, the Employee’s PS shares shall immediately be reduced by pro-ration for that portion of the restriction period during which Employee will not be a Company employee. Employee will be entitled to the delivery of such number of the remaining PS shares as are earned pursuant to the applicable criteria, as determined in accordance with provisions of the FY’07 LTI program and the 2005 LTIP. Any payment Employee may receive under the 2005 LTIP will be at the sole discretion of the Compensation and Organization Committee of the Board of Directors of Campbell Soup Company. Employee will be eligible to receive a prorated grant of 12,487 shares of performance restricted stock. The precise number of shares earned will be based on the Company’s TSR ranking during fiscal years 2007, 2008, and 2009, and the earned shares will vest on September 30, 2009. Applicable taxes will be withheld from the payment of any PS award. In the event of any conflict between this Addendum and the 2005 LTIP and the FY’07 LTI program, the 2005 LTIP and the FY’07 LTI program will govern.
9. Employee will not be eligible for any additional awards under the 2005 LTIP.
10. Employee will be entitled to allowable benefits under the Company’s Personal Choice Program through November 2, 2007.
11. Employee agrees to fully cooperate, in a timely and good faith manner, subsequent to the Termination Date, with all reasonable requests for assistance made by the Company, relating, directly or indirectly, to any and all matters which occurred during the course of Employee’s Company employment, or with which Employee was involved prior to the termination of Employee’s employment, or with which Employee became aware of during the course of Employee’s employment. Upon the submission of proper documentation, Company will reimburse Employee for all reasonable expenses incurred by Employee as a result of such requests for assistance.
12. Employee will be entitled to the continuation of executive coaching services from Personnel Decisions International Corporation during the Severance Period provided the fees do not exceed $42,000 per year.

Campbell Soup Company

/s/ Mark Sarvary Employee	By:	/s/ John J. Furey

10/25/07	Title:	Vice President and Corporate Secretary

Date

	Date:	10/29/07